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                                                                     Exhibit 3.2

                               LOCK UP AGREEMENT

     This LOCK UP AGREEMENT ("Agreement") dated and effective the 18/th/ day of February, 2000, is by and between James L. Vandeberg, Kinne F. Hawes and Chapin
E. Wilson (collectively, the "Shareholders"), and KILIMANJARO GROUP.COM INC., a Nevada corporation ("the Company").

     NOW THEREFORE, the parties hereto agree as follows:

     Shareholders hereby represent, warrant, covenant and agree, for the benefit of the Company and the holders of record (the "third party beneficiaries") of the Company's outstanding securities, including the Company's Common Stock, $.001 par value (the "Stock") at the date hereof and during the pendency of this Agreement that the Shareholders will not transfer, sell, contract to sell, devise, gift, assign, pledge, hypothecate, distribute or grant any option to purchase or otherwise dispose of, directly or indirectly, their shares of Stock of the Company owned beneficially or otherwise by the Shareholders except in connection with or following completion of a merger, acquisition or other transaction by the Company resulting in the Company no longer being classified as a blank check company as defined in Section 7(b)(3) of the Securities Act of 1933, as amended. Any attempted sale, transfer or other disposition in violation of this Agreement shall be null and void. The Shareholders further agree that the Company (i) may instruct its transfer agent not to transfer such securities
(ii) may provide a copy of this Agreement to the Company's transfer agent for the purpose of instructing the Company's transfer agent to place a legend on the certificate(s) evidencing the securities subject hereto and disclosing that any transfer, sale, contract for sale, devise, gift, assignment, pledge or
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hypothecation of such securities is subject to the terms of this Agreement and
(iii) may issue stop-transfer instructions to its transfer agent for the period contemplated by this Agreement for such securities. This Agreement shall be binding upon the Shareholders, their agents, heirs, successors, assigns and beneficiaries. Any waiver by the Company of any of the terms and conditions of this Agreement in any instance must be in writing and must be duly executed by the Company and the Shareholders and shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach thereof. The Shareholders agree that any breach of this Agreement will cause the Company and the third party beneficiaries irreparable damage for which there is no adequate remedy at law. If there is a breach or threatened breach of this Agreement by the Shareholders, the Shareholders hereby agree that the Company and the third party beneficiaries shall be entitled to the issuance of an immediate injunction without notice to restrain the breach or threatened breach. The Shareholders also agree that the Company and all third party beneficiaries shall be entitled to pursue any other remedies for such a breach or threatened breach, including a claim for money damages.

SHAREHOLDERS:                            COMPANY:

                                         KILIMINJARO GROUP.COM INC.


/s/ James L. Vandeberg                   /s/ James L. Vandeberg
-------------------------------------    -------------------------------------
James L. Vandeberg                       By James L. Vandeberg, President


/s/ Kinne F. Hawes
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Kinne F. Hawes


/s/ Chapin E. Wilson
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Chapin E. Wilson